Exhibit 99.1

ZymoGenetics Reports Second Quarter 2003 Financial Results; rFactor XIII Development Progress Highlights Quarter

    SEATTLE--(BUSINESS WIRE)--Aug. 7, 2003--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the second quarter and six months ended June 30, 2003. For the three months ended June 30, 2003, the company reported a net loss of $13.4 million, or $0.29 per share, reflecting ongoing investment in the advancement of its pipeline of therapeutic protein product candidates. This compares to a net loss of $15.1 million, or $0.33 per share, in the comparable 2002 period. For the six months ended June 30, 2003, the company's net loss was $26.6 million, or $0.58 per share, versus a net loss of $26.9 million, or $0.73 per share, in the prior-year period.
    The company ended the quarter in a strong financial position, with $253 million of cash and investments.
    "This past quarter we continued to make timely progress on our development programs," commented Bruce L. A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "In addition to the recently reported results with rFactor XIII which showed that it appeared to be safe and well tolerated, we are advancing two other rFactor XIII studies which we expect to be completed by year-end. We also intend to initiate clinical studies with two additional product candidates this year, recombinant human Thrombin, for the treatment of bleeding in surgical settings, and TACI-Ig, for the treatment of autoimmune disease. Our goal remains the initiation of six clinical studies in total in 2003 involving three different product candidates."
    Revenues for the quarter decreased to $5.7 million, from $7.0 million for the same period in the prior year. For the six-month year-to-date period, revenues decreased to $12.0 million in 2003, from $12.8 million in 2002. For both the three-month and six-month periods, the decrease resulted from reduced revenues from license fees and milestone payments, which are transaction-based. This decrease was partially offset by increased royalties earned on sales of licensed products, primarily insulin.
    Operating expenses for the quarter decreased to $21.1 million, compared to $24.0 million for the second quarter of 2002. For the six months ended June 30, 2003, operating expenses decreased to $42.9 million in 2003, from $43.3 million in 2002. The company experienced cost increases in 2003 related to personnel supporting its product development programs and occupancy costs resulting from the sale and leaseback of the company's facilities in October 2002. These increases, however, were more than offset by cost reductions related to contracted services and legal fees, and a write-off of construction design costs in 2002 related to a discontinued construction project.
    ZymoGenetics is developing a broad pipeline of proprietary therapeutic protein product candidates, including: rFactor XIII for the treatment of congenital and acquired Factor XIII deficiencies; recombinant human Thrombin (rhThrombin) as a topical hemostat to control surgical bleeding; and TACI-Ig, in collaboration with Serono S.A., for the treatment of autoimmune diseases, including Systemic Lupus Erythematosus. Additionally, the Company is developing IL-21 for the treatment of cancer and intends to begin clinical development with this protein in the first half of 2004.

    Recent Highlights

    -- Completed a Phase 1 single-dose escalation study in the United Kingdom to evaluate the safety and pharmacokinetics of rFactor XIII in healthy volunteers. The results of this study, reported at the International Society on Thrombosis and Haemostasis, showed that rFactor XIII appeared to be safe with no serious adverse events reported.

    -- Initiated a Phase 1 multi-dose escalation study in the United Kingdom to test the safety and pharmacokinetics of repeat doses of rFactor XIII in healthy volunteers. The results of this study are expected to be available by the end of the year.

    -- Continued enrollment in a Phase 1 study designed to evaluate the safety and pharmacokinetics of rFactor XIII in subjects who are genetically deficient for Factor XIII. The results of this study, taking place at Children's Hospital of Orange County (CHOC), in California, are expected to be available by the end of the year.

    -- Announced that the U.S. Food and Drug Administration has granted orphan drug designation for rFactor XIII for the treatment of Factor XIII congenital deficiency.

    -- Filed a shelf registration statement with the Securities and Exchange Commission in July to offer and sell up to $150 million of the Company's common stock. The terms of any stock offerings will be established at the time of the offering.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine, comprising genomics, bioinformatics, protein chemistry and preclinical biology, ZymoGenetics has generated a broad pipeline of potential proprietary product candidates. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2002.



                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per-share amounts)
                              (Unaudited)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               -------------------  -----------------
                                  2003      2002      2003      2002
                                --------  --------  --------  --------
Revenues:
  Royalties                    $  2,364  $  1,878  $  4,760  $  4,029
  Option fee                      1,875     1,875     3,750     3,750
  License fees and milestone
   payments                       1,482     3,207     3,444     4,980
                                --------  --------  --------  --------
    Total revenues                5,721     6,960    11,954    12,759
Operating expenses:
  Research and development,
   excluding noncash
   stock-based compensation      15,893    16,430    32,569    30,702
  General and administrative,
   excluding noncash
   stock-based compensation       3,329     5,739     6,673     8,939
  Noncash stock-based
   compensation expense           1,898     1,820     3,664     3,626
                                --------  --------  --------  --------
    Total operating expenses     21,120    23,989    42,906    43,267
                                --------  --------  --------  --------
Loss from operations            (15,399)  (17,029)  (30,952)  (30,508)
Interest and other income, net    1,971     1,896     4,388     3,573
                                --------  --------  --------  --------
Net loss                        (13,428)  (15,133)  (26,564)  (26,935)
Preferred stock dividends and
 accretion                            -         -         -    (1,718)
                                --------  --------  --------  --------
Net loss attributable to
 common shareholders           $(13,428) $(15,133) $(26,564) $(28,653)
                                ========  ========  ========  ========
Basic and diluted net loss per
 share                         $  (0.29) $  (0.33) $  (0.58) $  (0.73)
                                ========  ========  ========  ========
Weighted-average number of
 shares used in computing
 basic and diluted net loss
 per share                       46,016    45,751    45,944    39,325
                                ========  ========  ========  ========


                            BALANCE SHEETS
                            (in thousands)
                              (Unaudited)

                                                June 30,  December 31,
                                                  2003       2002
                                                --------   ---------

Cash, cash equivalents and short-term
 investments                                    $253,089    $285,438
Other current assets                               8,116       5,970
Property and equipment, net                       18,890      17,253
Other assets                                       4,641       3,572
                                                 --------    --------
    Total assets                                $284,736    $312,233
                                                 ========    ========

Current liabilities                             $ 16,123    $ 20,131
Non-current deferred revenue                       5,338       6,524
Non-current deferred gain on sale of assets       12,726      13,206
Other non-current liabilities                      4,266       3,104
Shareholders' equity                             246,283     269,268
                                                 --------    --------

    Total liabilities and shareholders' equity  $284,736    $312,233
                                                 ========    ========

    CONTACT: ZymoGenetics, Inc., Seattle
             Investor Relations:
             Charles E. Hart, 206-442-6744
             Media Relations:
             Susan W. Specht, 206-442-6592